EXHIBIT 10.2

FORM OF

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

OPC RESIDENTIAL PROPERTIES, L.P.

A DELAWARE LIMITED PARTNERSHIP

            , 2014

TABLE OF CONTENTS

AGREEMENT		1

ARTICLE 1 DEFINED TERMS		1

ARTICLE 2 PARTNERSHIP FORMATION AND IDENTIFICATION		12
2.1	Formation	12
2.2	Name, Office and Registered Agent	12
2.3	Term and Dissolution.	13
2.4	Filing of Certificate and Perfection of Limited Partnership	13

ARTICLE 3 BUSINESS OF THE PARTNERSHIP		13

ARTICLE 4 CAPITAL CONTRIBUTIONS AND ACCOUNTS		14
4.1	Capital Contributions	14
4.2	Additional Capital Contributions and Issuances of Additional Partnership Units.	14
4.3	Additional Funding	15
4.4	Capital Accounts	16
4.5	No Interest on Contributions.	16
4.6	Return of Capital Contributions.	16
4.7	No Third Party Beneficiary	17
4.8	Redemption of REIT Shares	17

ARTICLE 5 PROFITS AND LOSSES; DISTRIBUTIONS		17
5.1	Allocation of Profit and Loss.	17
5.2	Distribution of Cash.	20
5.3	REIT Distribution Requirements	21
5.4	No Right to Distributions in Kind	21
5.5	Limitations on Return of Capital Contributions	21
5.6	Substantial Economic Effect.	22

ARTICLE 6 RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER		22
6.1	Management of the Partnership	22
6.2	Delegation of Authority	24
6.3	Indemnification and Exculpation of Indemnitees	24
6.4	Liability of the General Partner	26
6.5	Reimbursement of General Partner	26
6.6	Outside Activities.	27
6.7	Employment or Retention of Affiliates.	27
6.8	General Partner Participation	27
6.9	Title to Partnership Assets	28

ARTICLE 7 CHANGES IN GENERAL PARTNER		28
7.1	Transfer of the General Partner’s Partnership Units	28
7.2	Admission of a Substitute or Additional General Partner.	28
7.3	Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner.	29
7.4	Removal of a General Partner.	29

ARTICLE 8 RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS		30

i

8.1	Management of the Partnership	30
8.2	Power of Attorney	30
8.3	Limitation on Liability of Limited Partners.	30
8.4	Ownership by Limited Partner of Corporate General Partner or Affiliate.	31
8.5	Redemption of Special Limited Partnership Units.	31

ARTICLE 9 TRANSFERS OF LIMITED PARTNERSHIP UNITS		32
9.1	Purchase for Investment.	32
9.2	Restrictions on Transfer of Limited Partnership Units	32
9.3	Admission of Substitute Limited Partner.	33
9.4	Rights of Assignees of Partnership Units	34
9.5	Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner.	34
9.6	Joint Ownership of Units	34

ARTICLE 10 BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS		35
10.1	Books and Records.	35
10.2	Custody of Partnership Funds; Bank Accounts	35
10.3	Fiscal and Taxable Year.	35
10.4	Annual Tax Information and Report.	35
10.5	Tax Matters Partner; Tax Elections; Special Basis Adjustments.	36
10.6	Reports to Limited Partners	36

ARTICLE 11 AMENDMENT OF AGREEMENT		37

ARTICLE 12 GENERAL PROVISIONS		37
12.1	Notices	37
12.2	Survival of Rights	37
12.3	Additional Documents	37
12.4	Severability	38
12.5	Entire Agreement.	38
12.6	Pronouns and Plurals	38
12.7	Headings	38
12.8	Counterparts.	38
12.9	Governing Law	38

EXHIBIT A - CONTRIBUTIONS & INTEREST		A-1

ii

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

OPC RESIDENTIAL PROPERTIES, L.P.

This Amended and Restated Limited Partnership Agreement is entered into this      day of             , 2014 between OPC Residential Properties Trust, Inc., a Maryland corporation (the “General Partner”), and the Limited Partners set forth on Exhibit A attached hereto. Capitalized terms used herein but not otherwise defined shall have the meanings given them in Article 1.

AGREEMENT

WHEREAS, the General Partner intends to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended;

WHEREAS, OPC Residential Properties, L.P. (the “Partnership”) was formed on August 25, 2014 as a limited partnership under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on August 25, 2014;

WHEREAS, the General Partner and the initial limited partners entered into an Agreement of Limited Partnership, dated as of September 24, 2014 (the “Original Agreement”); and

WHEREAS, the General Partner and the Limited Partners desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Original Agreement in its entirety to read as follows:

ARTICLE 1

DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

“Additional Funds” has the meaning provided in Section 4.3 hereof.

“Adjusted Capital Account” means, with respect to any Partner, the Capital Account of such Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(g)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii) (d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Administrative Expenses” means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) those administrative costs and expenses of the General Partner, including any salaries or other payments to directors, officers or employees of the General Partner, and any accounting and legal expenses of the General Partner, which expenses, the Partners have agreed, are expenses of the Partnership and not the General Partner, and (iii) to the extent not included in clause (ii) above, REIT Expenses; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner that are attributable to Properties or partnership interests in a Subsidiary Partnership that are owned by the General Partner directly.

“Advisor” means OPC REIT Management LLC, a Delaware limited liability company.

“Advisory Agreement” means the agreement between the General Partner, the Advisor and the Partnership pursuant to which the Advisor will direct or perform the day-to-day business affairs of the General Partner.

“Affiliate” or “Affiliated” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person.

“Agreed Applicable Tax Rate” shall mean the highest effective marginal U.S. federal income tax rate at which distributions by the General Partner to its common stockholders would be taxed, taking into account the character of the distributions as either ordinary or capital gain income or as a nontaxable return of capital. Such effective rates shall also take into account the tax classification of the ultimate beneficial holders of the common stock of the General Partner, including whether such beneficial holders have properly claimed the benefit of a double tax treaty between the United States and such beneficial holder’s country of residence. The General Partner will be provided information regarding the tax status of each ultimate beneficial holder for purposes of complying with the appropriate US income tax withholding requirements and such other information as the General Partner may require to determine the Agreed Applicable Tax Rate. If this information is not made available to the General Partner then the General Partner and the Advisor will use the highest effective marginal U.S. tax rate associated with the character and type of income distributed.

“Agreed Value” means (i) in the case of any Contributed Property, the fair market value of such property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed; and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Agreement” means this Amended and Restated Limited Partnership Agreement, as amended, modified supplemented or restated from time to time, as the context requires.

“AMA” means the Asset Management Contract under HFT-Industrial Bank-CITIC Securities QDII One-to-many Asset Management Plan, dated     , 2014, by and among HFT Investment Management Co., Ltd. and Industrial Bank, with respect to the QDII.

“Annual Return” means a non-compounded, annual return, calculated on the basis of simple interest, which:

(i) with respect to the QDII, means (x) (the capital contributions of the investors in the QDII, plus the cumulative cash distributions paid to the investors in the QDII, multiplied by the period (measured in calendar days) from the date that the an investor initially acquired shares of the QDII through the liquidation of the QDII, multiplied by 10%), divided by (y) (365); and

(ii) with respect to the US L.P., means (x) (the capital contributions of the investors in the US L.P., plus the cumulative cash distributions paid to the investors in the US L.P., multiplied by the period (measured in calendar days) from the date that the an investor initially acquired interests in the US L.P. through the liquidation of the US L.P., multiplied by 10%), divided by (y) (365).

“Articles of Incorporation” means the Articles of Incorporation of the General Partner, as amended or restated from time to time, filed with the Maryland State Department of Assessments and Taxation.

“Asset Management Fee” means (i) the annual asset management fee payable to the Advisor pursuant to Section 6(a) of the Advisory Agreement, (ii) the annual asset management fee payable pursuant to Section 4 of the Management Agreement, and (iii) the annual investment consultancy fee payable to the Investment Advisor (as defined in the AMA) pursuant to the AMA.

“Asset Management Fee Catch-up” means (i) the fee payable to the Advisor pursuant to Section 6(b) of the Advisory Agreement, (ii) the catch-up fee payable pursuant to Section 4 of the Management Agreement, and (iii) the additional investment consultancy fee payable to the Investment Advisor (as defined in the AMA) pursuant to the AMA.

“Capital Account” has the meaning provided in Section 4.4 hereof.

“Capital Contribution” means, with respect to any Partner, the amount of money and the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1 or 4.2 hereof. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Unit of such Partner.

“Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Carrying Value of any asset contributed to the Partnership shall be the gross fair market value of such asset, as agreed by the Contributing Partner and the General Partner.

(ii) The Carrying Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt immediately prior to the following events:

(a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution or the provision of services to or for the benefit of the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(b) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(c) the liquidation of the Partnership within the meaning of Regulations Section 1.704- 1(b)(2)(ii)(g);

(d) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner of the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and

(e) at such other times as the General Partner shall reasonably deem necessary or advisable if permitted by, or required to comply with, Regulations Sections 1.704-1(b) and 1.704-2.

(iii) The Carrying Value of a Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution, as agreed by the distributee and the General Partner.

(iv) The Carrying Values of Partnership assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent that the General Partner reasonably determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

(v) If the Carrying Values of a Partnership asset has been determined or adjusted pursuant to clause (i), (ii), or (iv) above, such Carrying Values shall thereafter be adjusted by Depreciation.

“Certificate” means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.2 hereof) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal, or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.

“Code” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Article 4 hereof, but does not include, unless otherwise provided herein for specific purposes, any Preferred Unit, Special Limited Partnership Unit, or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Common Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights and privileges as specified in this Agreement.

“Contributed Property” means each property or other asset contributed to the Partnership, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Partnership.

“Conversion Factor” means 1.0, provided that in the event that the General Partner (i) declares or pays a dividend on its outstanding REIT Shares wholly or partly in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares wholly or partly in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the General Partner receives a Notice of Redemption after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if the General Partner had received the Notice of Redemption immediately prior to the record date for such dividend, distribution, subdivision or combination.

“Depreciation” means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Director” means a member of the board of directors of the General Partner.

“Event of Bankruptcy” as to any Person, means the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); insolvency or bankruptcy of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of its assets; commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.

“Expense Reimbursement Agreement” means that certain Expense Reimbursement Agreement, dated October     , 2014, by and among the General Partner, the Partnership, the Advisor, and SC Investment Advisors Pte. Ltd.

“General Partner” means OPC Residential Properties Trust, Inc., a Maryland corporation, and any Person who becomes a substitute or additional General Partner as provided herein, and any of their successors as General Partner.

“General Partner Loan” has the meaning provided in Section 5.2(c) hereof.

“General Partner Interest” means the entire Partnership Interest held by a General Partner hereof, which Partnership Interest may be expressed as a number of Common Units, Preferred Units or any other Partnership Units.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as the General Partner or a director, officer or employee of the General Partner or the Partnership, and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time, in its sole and absolute discretion.

“Independent Directors” means until such time as the REIT Shares are Listed, a Director who satisfies the independence requirements under the rules and regulations of the New York Stock Exchange as in effect from time to time. Upon a Listing, the term “Independent Director” shall mean a Director who satisfies the independence requirements under the rules and regulations of the national securities exchange on which the Common Shares are Listed.

“Investments” means all investments by the Partnership in Properties, Loans and all other investments (other than short-term investments acquired for purposes of cash management) in which the Partnership may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture, pursuant to the Articles of Incorporation, the bylaws of the General Partner or the investment objectives and policies adopted by the board of directors of the General Partner.

“Joint Venture” means any joint venture or general partnership arrangement in which the Partnership is a co-venturer or general partner which are established to acquire one or more Investments.

“Junior Share” means a share of capital stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are inferior or junior to the REIT Shares.

“Limited Partner” means any Person named as a Limited Partner on Exhibit A attached hereto, as such exhibit may be amended and restated from time to time, and any Person who becomes a Substitute Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Common Units, Preferred Units or other Partnership Units.

“Limited Partnership Unit” means a Limited Partnership Interest designated as a Common Unit.

“Listing” means the listing of the REIT Shares on a national securities exchange or the receipt by holders of the REIT Shares of securities that are listed on a national securities exchange in exchange for REIT Shares. Upon such Listing, the shares shall be deemed “Listed.”

“Loans” means mortgage loans and other types of debt financing investments made by the Partnership, either directly or indirectly, including through ownership interests in a Joint Venture, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible debt, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“Management Agreement” means the Management Agreement, dated     , 2014, by and between PAG (or its Affiliate) and the US L.P.

“NAV” means the General Partner’s net asset value, calculated pursuant to the valuation guidelines established by the board of directors of the General Partner.

“New Securities” means (i) any rights, options, warrants, or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares or Preferred Shares, excluding Preferred Shares and Junior Shares or (ii) any debt issued by the General Partner that provides any of the rights described in (i).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning provided in Regulations Section 1.704-2(b)(3).

“PAG” means PAG and/or SC Investment Advisors Pte. Ltd.

“Partner” means any General Partner or Limited Partner.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning provided in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.7042(i)(3).

“Partner Nonrecourse Deductions” has the meaning provided in Regulations Sections 1.7042(i)(1) and 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with Regulations Sections 1.704-2(i)(2).

“Partnership” means OPC Residential Properties, L.P., a Delaware limited partnership.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or a General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be expressed as a number of Common Units, Preferred Units or other Partnership Units.

“Partnership Loan” has the meaning provided in Section 5.2(c) hereof.

“Partnership Minimum Gain” has the meaning provided in Regulations Sections 1.704-2(b)(2) and 1.704-2(d), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.2 hereof, which record date generally shall be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of the distribution.

“Partnership Unit” means a Common Unit, a Preferred Unit, a Special Limited Partnership Unit, an LTIP Unit or any other unit of a fractional, undivided share of the Partnership Interests that the General Partner has authorized pursuant to Article 4 hereof; provided, however, that Partnership Units comprising a General Partner Interest or a Limited Partner Interest shall have the differences in rights and privileges as specified in this Agreement.

“Partnership Unit Economic Balance” has the meaning provided in Section 5.1(e) hereof.

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means the percentage determined by dividing the number of Common Units of a Partner by the sum of the Common Units of all Partners.

“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.

“PINTAR” means Pintar Investment Company, LLC, or its affiliate.

“PINTAR Promote” means the dollar amount of the promote paid to PINTAR pursuant to the joint venture agreement between PINTAR, the Partnership and the other parties thereto.

“Preferred Shares” means a share of capital stock of the General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to REIT Shares.

“Preferred Unit” means a fractional, undivided share of the Partnership Interests that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Units that the General Partner has authorized pursuant to Section 4.2 hereof.

“Profit” and “Loss” means, for each Partnership Year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such Partnership Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profit and Loss pursuant to this definition of “Profit” and “Loss” shall be added to such taxable income or loss;

(ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss pursuant to this definition of “Profit” and “Loss” shall be subtracted from such taxable income or loss;

(iii) In the event the Carrying Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Carrying Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit and Loss;

(iv) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Year or other period;

(vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Regulations Section 1.704- 1(b)(2)(iv) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit or Loss; and

(vii) Notwithstanding any other provision of this definition of “Profit” and “Loss”, any items that are specially allocated pursuant to Section 5.1(c), 5.1(d), or 5.1(e) hereof shall not be taken into account in computing Profits or Losses. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.1(c) and 5.1(d) hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Promote” means an amount equal to: 11.875% multiplied by the After Tax Residual Profit (defined below).

(i) “After Tax Residual Profit” equals the Residual Profit (defined below) multiplied by a fraction the numerator of which is (1 - Agreed Applicable Tax Rate) and the denominator is the sum of (i) the Agreed Applicable Tax Rate multiplied by the Applicable Percentage (defined below) and (ii) (1 - Agreed Applicable Tax Rate).

(ii) “Residual Profit” equals the (i) the Residual Cash, plus (ii) the PINTAR Promote, less (iii) all Asset Management Fees and Asset Management Catch-Up Fees and other costs and expenses payable upon liquidation by the General Partner, the QDII and US L.P. (excluding any promote interests paid upon liquidation), less (iv) amounts accrued or paid to the holders of any shares of preferred stock of the General Partner in accordance with the terms of such preferred shares, less (v) the sum of the U.S. taxes, using the Agreed Applicable Tax Rate that would be attributable to such fees, costs and expenses that are expected to be non-deductible in computing the After Tax Residual Profit and the U.S. taxes using the Agreed Applicable Tax Rate that would be payable on the 10% Annual Return (as contemplated by Section 5.2(b)(i)).

(iii) “Applicable Percentage” is the percentage of the After Tax Residual Profit paid to any party that is not expected to be tax deductible for U.S. tax purposes.

“Property” means any real property or properties transferred or conveyed to the Partnership, either directly or indirectly, including through ownership interests in a Joint Venture.

“QDII” means, the HFT-Industrial Bank-CITIC Securities QDII One-To-Many Asset Management Plan, a Qualified Domestic Institutional Investor vehicle under the rules of the China Securities Regulatory Commission.

“Qualifying Party” means (a) a Person who is admitted to the Partnership pursuant to Section 4.2 and who is shown as such on the books and records of the Partnership, (b) a transferee in a permitted Transfer or (c) a Substitute Limited Partner succeeding to all or part of the Limited Partnership Unit of a Person that meets one of the foregoing criteria in (a) or (b).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Regulations” means the Federal income tax regulations promulgated under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.

“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Expenses” means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for purposes hereof, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director, officer, or employee of the General Partner, (ii) costs and expenses relating to any public offering and registration of securities by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the Commission, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the Commission and any securities exchange, (vi) costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the General Partner, (vii) costs and expenses incurred by the General Partner relating to any issuing or redemption of Partnership Units, and (viii) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership.

“REIT Share” means a common share of beneficial ownership in the General Partner (or successor entity, as the case may be).

“Related Party” means, with respect to any Person, any other Person whose ownership of shares of the General Partner’s capital stock would be attributed to the first such Person under Code Section 544 (as modified by Code Section 856(h)(1)(B)).

“Sale” means (i) any transaction or series of transactions whereby: (A) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, including any event with respect to any Investment that gives rise to a significant amount of insurance proceeds or condemnation awards, and including the issuance by one of the General Partner’s subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction; (13) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Partnership in any Joint Venture in which it is a partner; or (C) any Joint Venture in which the Partnership is a co-venturer or partner, sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including any event with respect to any Investment that gives rise to insurance claims or condemnation awards, and including the issuance by such Joint Venture or one of its subsidiaries of any asset-backed securities or collateralized debt obligations as part of a securitization transaction.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service” means the U.S. Internal Revenue Service.

“Special Limited Partner” means the holder of Special Limited Partnership Units.

“Special Limited Partnership Unit” means Partnership Units designated as Special Limited Partnership Units issued pursuant to Section 4.2(c) with the rights and obligations provided under this Agreement.

“Sponsor” means any Person which (a) is directly or indirectly instrumental in organizing, wholly or in part, the General Partner, (b) will control, manage or participate in the management of the General Partner, and any Affiliate of any such Person, (c) takes the initiative, directly or indirectly, in founding or organizing the General Partner, either alone or in conjunction with one or more other Persons, (d) receives a material participation in the General Partner in connection with the founding or organizing of the business of the General Partner, in consideration of services or property, or both services and property, (e) has a substantial number of relationships and contacts with the General Partner, (f) possesses significant rights to control Properties, (g) receives fees for providing services to the General Partner which are paid on a basis that is not customary in the industry or (h) provides goods or services to the General Partner on a basis which was not negotiated at arm’s-length with the General Partner. “Sponsor” does not include any Person whose only relationship with the General Partner is that of an independent property manager and whose only compensation is as such, or wholly independent third parties such as attorney, accountants and underwriters whose only compensation is for professional services.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Subsidiary Partnership” means any partnership of which the partnership interests therein are owned by the General Partner or a direct or indirect subsidiary of the General Partner.

“Substitute Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.3 hereof.

“Tax Matters Partner” has the meaning provided in Section 10.5(a) hereof. “Tendered Units” has the meaning provided in Section 8.5(a) hereof. “Tendering Party” has the meaning provided in Section 8.5(a) hereof.

“Termination Event” means the termination or nonrenewal of the Advisory Agreement (i) in connection with a merger, sale of assets or transaction involving the General Partner pursuant to which a majority of the Directors then in office are replaced or removed, (ii) by the Advisor for an uncured default by the General Partner pursuant to the terms of the Advisory Agreement or (iii) by the General Partner other than for “Cause” (as defined in the Advisory Agreement).

“Transaction” has the meaning provided in Section 7.1 hereof.

“Transfer” has the meaning provided in Section 9.2(a) hereof.

“US L.P.” means OPC Residential Properties Investor, L.P., a Delaware limited partnership.

ARTICLE 2

PARTNERSHIP FORMATION AND IDENTIFICATION

2.1	Formation.

The Partnership was formed as a limited partnership pursuant to the Act, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions set forth in this Agreement.

2.2	Name, Office and Registered Agent.

The name of the Partnership is OPC Residential Properties, L.P. The specified office and place of business of the Partnership shall be 10250 Constellation Boulevard, Suite 2770, Los Angeles, California, 90067. The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change. The name and address of the Partnership’s registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The sole duty of the registered agent as such is to forward to the Partnership any notice that is served on it as registered agent.

2.3	Term and Dissolution.

(a) The term of the Partnership shall continue in full force and effect until dissolved upon the first to occur of any of the following events:

(i) the occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof; provided that if a General Partner is on the date of such occurrence a partnership, the dissolution of such General Partner as a result of the dissolution, death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of such General Partner is continued by the remaining partner or partners, either alone or with additional partners, and such General Partner and such partners comply with any other applicable requirements of this Agreement;

(ii) the passage of ninety (90) days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such note or notes are paid in full); or

(iii) the election by the General Partner that the Partnership should be dissolved.

(b) Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel any Certificate(s) and liquidate the Partnership’s assets (other than any assets the General Partner (or its trustee, receiver, successor or legal representative) chooses to distribute in kind. Upon liquidation of the Partnership, in accordance with the terms of Section XIX, Article LIV, (IV) of the AMA (Distribution of Remaining Assets upon Termination and Liquidation of the Asset Management Plan), the Partnership will distribute available cash first in amounts to be used for payment of, or adequate provision for, debts, obligations and liabilities of the QDII, the US L.P., the General Partner and the Partnership, including (i) the return of all investors’ capital in the QDII and the US L.P., (ii) reimbursement of any unreimbursed Formation Costs (as defined in the Expense Reimbursement Agreement) pursuant to the terms of the Expense Reimbursement Agreement; and (iii) payment of any accrued but unpaid Asset Management Fees and Asset Management Catch-Up Fees. To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations. Any remaining cash or assets will be distributed to the Partners in accordance with Section 5.2(b).

2.4	Filing of Certificate and Perfection of Limited Partnership.

The General Partner shall execute, acknowledge, record and file at the expense of the Partnership, any and all amendments to the Certificate(s) and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.

ARTICLE 3

BUSINESS OF THE PARTNERSHIP

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to qualify as a REIT, unless the General Partner otherwise ceases to qualify as a REIT, and in a manner such that the General Partner will not be subject to any taxes under Section 857 or 4981 of the Code, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right in its sole and absolute discretion to qualify or cease qualifying as a REIT, the Partners acknowledge that the General Partner intends to qualify as a REIT for federal income tax purposes and that such qualification and the avoidance of income and excise taxes on the General Partner inures to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Limited Partners agree that the General Partner may terminate its status as a REIT under the Code at any time to the full extent permitted under the Articles of Incorporation. The General Partner on behalf of the Partnership shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” that is taxable as a corporation under Section 7704 of the Code.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.1	Capital Contributions.

(a) The Partners have heretofore made Capital Contributions to the Partnership. Each Partner owns Partnership Units in the amount set forth for such Partner on Exhibit A, as the same may be amended from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units, or similar events having an effect on a Partner’s ownership of Partnership Units.

(b) Advisor or its affiliate agrees to make Capital Contributions to the Partnership in exchange for Common Units as and when the QDII purchases REIT Shares in an amount equal to 1.01% of such purchases.

4.2	Additional Capital Contributions and Issuances of Additional Partnership Units.

Except as provided in this Section 4.2 or in Section 4.3 or applicable law, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership.

(a) The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Units for any Partnership purpose at any time or from time to time to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partner. Any additional Partnership Units issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner, subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Units; (ii) the right of each such class or series of Partnership Units to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Units upon dissolution and liquidation of the Partnership. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership. In the event that the Partnership issues additional Partnership Units pursuant to this Section 4.2(a), the General Partner shall make such revisions to this Agreement as it deems necessary to reflect the issuance of such additional Partnership Units.

(b) No additional Partnership Units shall be issued to the General Partner unless (i) the additional Percentage Units are issued to all Partners in proportion to their respective Percentage Interests with respect to the class of Partnership Units so issued; (ii) (a) the additional Partnership Units are (x) Partnership Units so issued, issued in connection with an issuance of REIT Shares, or (y) Partnership Units issued in connection with an issuance of Preferred Shares, New Securities or other interests in the General Partner (other than REIT Shares), which Preferred Shares, New Securities or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Partnership Units issued to the General Partner, and (b) the General Partner contributes to the Partnership the cash proceeds or other consideration received in connection with the issuance of such REIT Shares, Preferred Shares, New Securities or other interests in the General Partner, or (iii) the Additional Partnership Units are issued upon the conversion, redemption or exchange of debt, Partnership Units or other securities issued by the Partnership.

(c) The General Partner shall not issue any additional REIT Shares, Preferred Shares, Junior Shares or New Securities unless the General Partner contributes the cash proceeds or other consideration received from the issuance of such additional REIT Shares, Preferred shares, Junior Shares or New Securities, as the case may be, and from the exercise of the rights contained in any such additional New Securities, to the Partnership in exchange for (x) in the case of an issuance of REIT Shares, Partnership Units, or (y) in the case of an issuance of Preferred Shares, Junior Shares or New Securities, Partnership Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Shares, Junior Shares or New Securities; provided, however, that notwithstanding the foregoing, the General Partner may issue REIT Shares, Preferred Shares, Junior Shares or New Securities (a) pursuant to Section 8.5(b) hereof, (b) pursuant to a dividend or distribution (including any stock split) of REIT Shares, Preferred Shares, Junior Shares, or New Securities to all of the holders of REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, (c) upon a conversion, redemption or exchange of Preferred Shares, (d) upon a conversion of Junior Shares into REIT Shares, (e) upon a conversion, redemption, exchange or exercise of New Securities, or (f) in connection with an acquisition of a property or other asset to be owned, directly or indirectly, by the General Partner if the General Partner determines that such acquisition is in the best interest of the Partnership. In the event of any issuance of additional REIT Shares, Preferred Shares, Junior Shares, or New Securities by the General Partner, and the contribution to the Partnership, by the General Partner, of the cash proceeds or other consideration received from such issuance, if the cash proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the cash proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by the General Partner (which discount and expense shall be treated as an expense for the benefit of the Partnership).

(d) The Partnership issued Special Limited Partnership Units to the Advisor in exchange for the cash contribution reflected on Exhibit A hereto and for services performed or to be performed for the Partnership and its Subsidiaries, and admitted such Person as the Special Limited Partner. The Special Limited Partner shall be entitled to certain distributions as provided in Section 5.2(d) and certain preferential allocations of items of income and gain under Section 5.1(d). The Special Limited Partnership Units will be subject to the transfer restrictions set forth in Article 9 and will be subject to redemption pursuant to Section 8.5.

4.3	Additional Funding.

If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings or (ii) elect to have the General

Partner or any of its Affiliates provide such Additional Funds to the Partnership through loans or otherwise, provided, however, that the Partnership may not borrow money from its Affiliates, unless a majority of the Directors of the General Partner (including a majority of Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to the Partnership than loans between unaffiliated parties under the same circumstances.

4.4	Capital Accounts.

(a) The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Each Partner’s Capital Account shall be increased by (i) the amount of such Partner’s Capital Contributions and (ii) Profit allocated to such Partner and all items of Partnership income and gain allocated to such Partner pursuant to Sections 5.1(c), 5.1(d) and 5.1(e) and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) Loss allocated to such Partner and all items of Partnership deduction and loss allocated to such Partner pursuant to Section 5.1(c).

(b) In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(c) The provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Person upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) make appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or 1.704-2.

4.5	No Interest on Contributions.

No Partner shall be entitled to interest on its Capital Contribution.

4.6	Return of Capital Contributions.

No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.

4.7	No Third-Party Beneficiary.

No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other Property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or Property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or Property of the Partnership.

4.8	Redemption of REIT Shares.

If, at any time, any shares of capital stock of the General Partner are redeemed by the General Partner for cash, the Partnership shall, immediately prior to such redemption, redeem an equal number of equivalent Partnership Units (taking into account any relevant Conversion Factor) held by the General Partner upon the same terms and for the same price per Partnership Unit as such Capital Shares are redeemed.

ARTICLE 5

PROFITS AND LOSSES; DISTRIBUTIONS

5.1	Allocation of Profit and Loss.

Profit and Loss of the Partnership shall be determined and allocated with respect to each Partnership Year as of the end of each such year, provided that the General Partner may in its discretion allocate Profit and Loss for a shorter period as of the end of such period (and, for purposes of this Article 5, references to the term “Partnership Year” may include such shorter periods).

(a) Profit.

After giving effect to the special allocations in Sections 5.1(c), 5.1(d) and 5.1(e), Profit of the Partnership for each Partnership Year or other applicable period of the Partnership shall be allocated to the Partners in the following order and priority:

(i) Profit shall be allocated to the General Partner until the cumulative Profit allocated to the General Partner pursuant to this Section 5.1(a)(i) equals the cumulative Loss allocated to the General Partner pursuant to Section 5.1(b)(ii).

(ii) Profit shall be allocated to the Partners (other than the Special Limited Partner) in accordance with their Percentage Interests.

(b) Loss.

After giving effect to the special allocations in Sections 5.1(c), 5.1(d) and 5.1(e), Loss of the Partnership for each Partnership Year or other applicable period of the Partnership shall be allocated to the Partners in the following order and priority:

(i) Loss shall be allocated to the Partners (other than the Special Limited Partner) in accordance with their Percentage Interests, provided that Loss shall not be allocated to a Partner pursuant to this Section 5.1(b)(i) to the extent that such allocation would cause or increase an Adjusted Capital Account Deficit at the end of any fiscal year.

(ii) Loss shall be allocated to the General Partner.

(c) Special Allocations. The following regulatory allocations shall be made in the following order and priority:

(i) Minimum Gain Chargeback. Notwithstanding the provisions of Section 5.1 of the Agreement, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(0(6). This Section 5.1(c)(i) is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 5.1 of this Agreement, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 5.1(c)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-I(b)(2)(ii)(d)(6) and such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.1(c)(iii) is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) No Excess Deficit. To the extent that any Partner has or would have, as a result of an allocation of Net Loss (or item thereof), an Adjusted Capital Account Deficit, such amount of Net Loss (or item thereof) shall be allocated to the other Partners in accordance with Section 5.1(b), but in a manner which will not produce an Adjusted Capital Account Deficit as to such Partners. To the extent such allocation would result in all Partners having Adjusted Capital Account Deficits, such Net Loss (or item thereof) shall be allocated to the General Partner.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners (other than the Special Limited Partner) in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio for such Partnership Year to the numerically closest ratio which would satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

(vii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(d) Priority Allocations to the Special Limited Partner. Notwithstanding the provisions of Sections 5.1(a) and 5.1(b) above, the Special Limited Partner shall be allocated on a priority basis items of income or gain, including, without limitation, items of gain from a Sale (including but not limited to net capital gain realized in connection with the adjustment to the Carrying Value of Partnership assets under Section 704(b) of the Code) on a cumulative basis pursuant to this Section 5.1(d) in an amount equal to the amount of distributions made (or in connection with a Sale or winding up or liquidation of the Partnership, to be made) to such Partner.

(e) Recapture Income. Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible after taking into account other required allocations of gain pursuant to Section 5.1(c), be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Unit or if Percentage Interests vary during a Partnership Year, the General Partner, in its sole and absolute discretion, shall determine which method authorized under the Code and the Regulations shall be used to allocate the distributive shares.

(g) Allocations for Tax Purposes. All allocations for federal income tax purposes shall be consistent with all allocations in this Section 5.1, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). The General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain, and expense as required by Section 704(c) of the Code including a method that may result in a Partner receiving a disproportionately larger share of the Partnership tax depreciation deductions, and such election shall be binding on all Partners.

(h) Revisions to Allocations to Reflect Issuance of Additional Partnership Units. In the event that the Partnership issues additional Partnership Units to the General Partner or any Additional Limited Partner pursuant to Article 4 hereof, the General Partner shall make such revisions to this Section 5.1 as it deems necessary to reflect the terms of the issuance of such additional Partnership Units, including making preferential allocations to classes of Partnership Units that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

5.2	Distribution of Cash.

(a) The Partnership shall distribute cash on a quarterly (or, at the election of the General Partner, more frequent) basis, in an amount determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period) in accordance with Section 5.2(b).

(b) Subject to the provisions of Section 5.2(c), 5.2(d), 5.3 and Section 2.3(b), distributions shall be made to the Partners in the following order and priority:

(i) Cash and assets available for distribution to the Partners shall be distributed to the Partners in accordance with their Percentage Interests until the Partners receive an amount which when ultimately distributed to the QDII and the US L.P. (taking into account cumulative distributions by the General Partner to the QDII and the US L.P. pursuant to this Article 5) represents on an after-tax basis: (i) a 100% return of the QDII’s and the US L.P.’s respective capital contributions to the General Partner, plus (ii) a 10.0% Annual Return on the capital contributions to the QDII and the US L.P., net of any cash reserves held by the QDII and the US L.P. (the “Distribution Hurdle”). In determining whether the Distribution Hurdle will be met on an after-tax basis, the cumulative distributions by the General Partner to the QDII and the US L.P. will be reduced by U.S. taxes using the Agreed Applicable Tax Rate and take into account any other tax deductible expenditures incurred by the QDII and US L.P.

(ii) If there is sufficient cash and other assets available for distribution to meet the Distribution Hurdle, then, any remaining cash and assets (“Residual Cash”) will be distributed:

(A)	First, to the Special Limited Partner, in an amount equal to the Promote; and

(B)	Second, to the Partners pro rata in accordance with their respective Percentage Interests.

(c) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner equals or exceeds the amount required to be withheld by the Partnership, the amount withheld shall be treated as a distribution of cash in the amount of such withholding to such Partner, or (ii) if the actual amount to be distributed to the Partner is less than the amount required to be withheld by the Partnership, the actual amount shall be treated as a distribution of cash in the amount of such withholding and the additional amount required to be withheld shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner on the day the Partnership pays over such amount to a taxing authority. A Partnership Loan shall be repaid through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner (a “Defaulting Limited Partner”) fails to pay any amount owed to the Partnership with respect to the Partnership Loan within fifteen (15) days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner.

Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.2(c) shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.

(d) In the event that the Partnership issues additional Partnership Units to the General Partner or any Additional Limited Partner pursuant to Article 4 hereof, the General Partner shall make such revisions to this Section 5.2 as it deems necessary to reflect the issuance of such additional Partnership Units.

(e) The Special Limited Partner will deposit any Promote it is paid pursuant to Section 5.2(b) into such accounts as the QDII and the US L.P. or their respective Affiliates may respectively designate, for review and eventual remittance back to the Special Limited Partner.

5.3	REIT Distribution Requirements.

The General Partner shall use its commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to make stockholder distributions that will allow the General Partner to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code.

5.4	No Right to Distributions in Kind.

No Partner shall be entitled to demand Property other than cash in connection with any distributions by the Partnership.

5.5	Limitations on Return of Capital Contributions.

Notwithstanding any of the provisions of this Article 5, no Partner shall have the right to receive, and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of its Capital Contribution, does not exceed the fair market value of the Partnership’s assets.

5.6	Substantial Economic Effect.

It is the intent of the Partners that the allocations of Profit and Loss under this Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article 5 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.

ARTICLE 6

RIGHTS, OBLIGATIONS AND

POWERS OF THE GENERAL PARTNER

6.1	Management of the Partnership.

(a) Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:

(i) to acquire, purchase, own, operate, lease and dispose of any Investments that the General Partner determines are necessary or appropriate or in the best interests of the business of the Partnership;

(ii) to authorize, issue, sell, redeem or otherwise purchase any Partnership Units or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Units, or options, rights, warrants or appreciation rights relating to any Partnership Units) of the Partnership;

(iii) to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(iv) to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Partnership to third parties or to the General Partner or its Affiliates as set forth in this Agreement;

(v) to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(vi) to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all operating costs and general administrative expenses of the General Partner, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;

(vii) to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;

(viii) to prosecute, defend, arbitrate, or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership, or the Partnership’s assets;

(ix) to file applications, communicate, and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(x) to make or revoke any election permitted or required of the Partnership by any taxing authority;

(xi) to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

(xii) to determine whether or not to apply any insurance proceeds for any Property to the restoration of such Property or to distribute the same;

(xiii) to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers, and such other persons, as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

(xiv) to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

(xv) to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xvi) to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;

(xvii) to distribute Partnership cash or other Partnership assets in accordance with this Agreement;

(xviii) to form or acquire an interest in, and contribute Property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of Property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);

(xix) to establish Partnership reserves for working capital, capital expenditures, contingent liabilities, or any other valid Partnership purpose;

(xx) to merge, consolidate or combine the Partnership with or into another Person;

(xxi) to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” that is taxable as a corporation under Section 7704 of the Code; and

(xxii) to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner at all times to qualify as a REIT unless the General Partner voluntarily terminates its REIT status) and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.

(b) Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

6.2	Delegation of Authority.

The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

6.3	Indemnification and Exculpation of Indemnitees.

(a) The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, Property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Any indemnification pursuant to this Section 6.3 shall be made only out of the assets of the Partnership.

(b) The Partnership shall reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 6.3 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c) The indemnification provided by this Section 6.3 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d) The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.3, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.3; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.3 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) Notwithstanding the foregoing, the Partnership may not indemnify or hold harmless an Indemnitee for any liability or loss unless all of the following conditions are met: (i) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Partnership; (ii) the Indemnitee was acting on behalf of or performing services for the Partnership; (iii) the liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a director of the General Partner (other than an Independent Director), the Advisor or an Affiliate of the Advisor or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director; and (iv) the indemnification or agreement to hold harmless is recoverable only out of net assets of the Partnership. In addition, the Partnership shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the General Partner or the Partnership were offered or sold as to indemnification for violations of securities laws.

6.4	Liability of the General Partner.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the General Partner, acting in good faith, abides by the terms of this Agreement.

(b) The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, itself and its stockholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of its stockholders on one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either its stockholders or the Limited Partners; provided, however, that for so long as the General Partner directly owns a controlling interest in the Partnership, any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either its stockholders or the Limited Partner shall be resolved in favor of the stockholders. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

(c) Subject to its obligations and duties as General Partner set forth in Section 6.1 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d) Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT or (ii) to prevent the General Partner from incurring any taxes under Section 857, Section 4981, or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

(e) Any amendment, modification or repeal of this Section 6.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.5	Reimbursement of General Partner.

(a) Except as provided in this Section 6.5 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all Administrative Expenses incurred by the General Partner. Reimbursement of Administrative Expenses shall be treated as an expense of the Partnership and not as distributions of allocable income or gain.

6.6	Outside Activities.

Subject to Section 6.8 hereof, the Articles of Incorporation and any agreements entered into by the General Partner or its Affiliates with the Partnership or a Subsidiary, any officer, director, employee, agent, trustee, Affiliate or stockholder of the General Partner, the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. None of the Partnership, Limited Partners or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner, could be taken by such Person.

6.7	Employment or Retention of Affiliates.

(a) Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price, or other payment therefor which the General Partner determines to be fair and reasonable.

(b) The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(c) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement, applicable law and the REIT status of the General Partner.

(d) Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any Property to, or purchase any Property from, the Partnership, directly or indirectly, except pursuant to transactions that are, in the General Partner’s sole discretion, on terms that are fair and reasonable to the Partnership.

6.8	General Partner Participation.

The General Partner agrees that all business activities of the General Partner, including activities pertaining to the acquisition, development or ownership of any Investment, shall be conducted through the Partnership, a Subsidiary, a Subsidiary Partnership or a taxable REIT subsidiary (within the meaning of Section 856(1) of the Code); provided, however, that the General Partner is allowed to hold cash and liquid investments to fund its expenses, including redemptions of shares of common stock of the General Partner.

6.9	Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the Property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

ARTICLE 7

CHANGES IN GENERAL PARTNER

7.1	Transfer of the General Partner’s Units.

(a) The General Partner shall not transfer all or any portion of its Units or withdraw as General Partner except as provided in, or in connection with a transaction contemplated by, Section 7.1(c).

(b) Except as otherwise provided in Section 7.1(c) hereof, the General Partner shall not engage in any merger, consolidation or other combination with or into another Person or the sale of all or substantially all of its assets (other than in connection with a change in the General Partner’s state of incorporation or organizational form), in each case which results in a change of control of the General Partner (a “Transaction”), unless the consent of Limited Partners holding more than 50% of the Percentage Interests of the Limited Partners is obtained.

(c) Notwithstanding Section 7.1(a) or 7.1(b),

(i) a General Partner may transfer all or any portion of its General Partnership Units to (A) a wholly owned Subsidiary of such General Partner or (B) the owner of all of the ownership interests of such General Partner, and following a transfer of all of its General Partnership Units, may withdraw as General Partner; and

(ii) the General Partner may engage in a transaction not required by law or by the rules of any national securities exchange on which the General Partner’s shares are listed to be submitted to the vote of the holders of the General Partner’s shares.

7.2	Admission of a Substitute or Additional General Partner.

A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:

(a) the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.4 hereof in connection with such admission shall have been performed;

(b) if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(c) counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that (x) the admission of the Person to be admitted as a substitute or additional General Partner is in conformity with the Act and (y) none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal tax purposes, or (ii) the loss of any Limited Partner’s limited liability.

7.3	Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner.

(a) Upon the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 7.3(b) hereof. The merger of the General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 7.2 hereof shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.

(b) Following the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of a General Partner, the Limited Partners, within ninety (90) days after such occurrence, may elect to continue the business of the Partnership for the balance of the term specified in Section 2.4 hereof by selecting, subject to Section 7.2 hereof and any other provisions of this Agreement, a substitute General Partner by consent of a majority in interest of the Limited Partners. If the Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

7.4	Removal of a General Partner.

(a) Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, a General Partner, such General Partner shall be deemed to be removed automatically. The Limited Partners may not remove the General Partner, with or without cause.

(b) If a General Partner has been removed pursuant to this Section 7.4 and the Partnership is continued pursuant to Section 7.3 hereof, such General Partner shall promptly transfer and assign its General Partnership Units in the Partnership to the substitute General Partner approved by a majority in interest of the Limited Partners in accordance with Section 7.3(b) hereof and otherwise be admitted to the Partnership in accordance with Section 7.2 hereof. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partnership Units of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and a majority in interest of the Limited Partners within ten (10) days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and a majority in interest of the Limited Partners each shall select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Units within thirty (30) days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partnership Unit shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than forty (40) days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Units no later than sixty (60) days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s General Partnership Units shall be the average of the two appraisals closest in value.

(c) The General Partnership Units of a removed General Partner, during the time after default until transfer under Section 7.4(b), shall be converted to that of a Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.4(b).

(d) All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary, desirable and sufficient to effect all the foregoing provisions of this Section.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

8.1	Management of the Partnership.

The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.

8.2	Power of Attorney.

Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates, and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Units.

8.3	Limitation on Liability of Limited Partners.

No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.

8.4	Ownership by Limited Partner of Corporate General Partner or Affiliate.

No Limited Partner shall at any time, either directly or indirectly, own any stock or other interest in the General Partner or in any Affiliate thereof, if such ownership by itself or in conjunction with other stock or other interests owned by other Limited Partners would, in the opinion of counsel for the Partnership, jeopardize the classification of the Partnership as a partnership for federal tax purposes. The General Partner shall be entitled to make such reasonable inquiry of the Limited Partners as is required to establish compliance by the Limited Partners with the provisions of this Section.

8.5	Redemption of Special Limited Partnership Units.

Upon the earliest to occur of (a) the termination or nonrenewal of the Advisory Agreement for “Cause” (as defined in the Advisory Agreement), (b) a Termination Event, or (c) the Listing, the Special Limited Partnership Units will be redeemed.

(a) If the Advisory Agreement is terminated or not renewed by the General Partner for “Cause” (as defined in the Advisory Agreement), all of the Special Limited Partnership Units shall be redeemed by the Partnership for $1 within thirty (30) days after the termination or nonrenewal of the Advisory Agreement.

(b) Upon the occurrence of a Termination Event or the Listing, the Special Limited Partnership Units shall be redeemed for an aggregate amount equal to the amount that would have been distributed to the Special Limited Partner under Section 5.2(d) if all assets of the Partnership had been sold for their fair market value and all liabilities of the Partnership had been satisfied in full according to their terms. Such redemption shall occur no later than thirty (30) days after the date of a Termination Event and no later than 240 days after the Listing. In determining the fair market value of the assets of the Partnership, (i) in connection with a Termination Event, the General Partner shall obtain an appraisal of the assets of the Partnership (excluding any assets which may be readily marked to market) and (ii) in connection with the Listing, the General Partner shall make such determination (a) taking into account, in the event of a Listing on a national securities exchange only, the market value of the General Partner’s listed shares based upon the average closing price, or average of bid and asked prices, as the case may be, during a period of thirty (30) days during which such shares are traded beginning one hundred and twenty (120) days after the Listing or (b) taking into account the value of the General Partner’s shares based upon the initial public offering price in the event of an underwritten public offering. Payment to the Special Limited Partner upon a Termination Event or a Listing shall be paid, at the Special Limited Partner’s discretion, in the form of (a) shares of the General Partner’s common stock or (b) a non-interest bearing promissory note. In the event the Special Limited Partner elects to receive shares of the General Partner’s common stock and the General Partner’s shares are not listed on a national securities exchange, at the option of the Special Limited Partner, the Special Limited Partner and the General Partner shall enter into an agreement whereby the General Partner shall register such shares of common stock with the Commission. However, any payments under a promissory note may not be made in connection with a Termination Event until either (a) the closing of asset sales that result in aggregate, cumulative distributions to the Partners (other than the Special Limited Partner) sufficient to satisfy the Distribution Hurdle pursuant to Section 5.2(b), or (b) a Listing (each a “Subsequent Liquidity Event”).

ARTICLE 9

TRANSFERS OF LIMITED PARTNERSHIP UNITS

9.1	Purchase for Investment.

(a) Each Limited Partner hereby represents and warrants to the General Partner and to the Partnership that the acquisition of its Partnership Units is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Partnership Units.

(b) Each Limited Partner agrees that he will not sell, assign or otherwise transfer its Partnership Units or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 9.1(a) above and similarly agree not to sell, assign or transfer such Partnership Units or fraction thereof to any Person who does not similarly represent, warrant and agree.

9.2	Restrictions on Transfer of Limited Partnership Units.

(a) Subject to the provisions of 9.2(b) and (c), no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of its Limited Partnership Units, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion. Any such purported transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.

(b) No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 9.5 below) of all of its Partnership Units pursuant to this Article 9 or pursuant to the redemption of the Limited Partner’s Special Partnership Units pursuant to Section 8.5. Upon the permitted transfer or redemption of all of a Limited Partner’s Partnership Units, such Limited Partner shall cease to be a Limited Partner.

(c) Notwithstanding Section 9.2(a) and subject to Sections 9.2(d), (e) and (f) below, the Special Limited Partner may Transfer, without the consent of the General Partner, all or a portion of its Partnership Units to the Special Limited Partner’s beneficial owners, officers or employees.

(d) No Limited Partner may effect a Transfer of its Limited Partnership Units, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Limited Partnership Units under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).

(e) No Transfer by a Limited Partner of its Partnership Units, in whole or in part, may be made to any Person if (i) in the opinion of the General Partner based on the advice of legal counsel for the Partnership, if appropriate, the transfer would result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) in the opinion of the General Partner based on the advice of legal counsel for the Partnership, if appropriate, it would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, (iii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, (iv) such Transfer would cause the General Partner to own 10% or more of the ownership interests of any tenant of a Property held by the partnership within the meaning of Section 856(d)(2)(B) of the Code, or (v) such Transfer would result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code.

(f) No transfer by a Limited Partner of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.7524(b)) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner, which may be withheld in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem any Partnership Units in which a security interest is held for cash in an amount equal to such Partner’s Capital Account allocable (in the reasonable determination of the General Partner) to such exchanged or redeemed Partnership Units, simultaneously with the time at which such lender would be deemed to be a Partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

(g) Any Transfer in contravention of any of the provisions of this Article 9 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.

(h) Prior to the consummation of any Transfer under this Article 9, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.

9.3	Admission of Substitute Limited Partner.

(a) Subject to the other provisions of this Article 9, an assignee of the Limited Partnership Units of a Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Limited Partnership Units) shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner and upon the satisfactory completion of the following:

(i) The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.

(ii) To the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act.

(iii) The assignee shall have delivered a letter containing the representation set forth in Section 9.1(a) hereof and the agreement set forth in Section 9.1(b) hereof.

(iv) If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.

(v) The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.2 hereof.

(vi) The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.

(vii) The assignee has obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.

(b) For the purpose of allocating Profits and Losses and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 9.3(a)(ii) hereof or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.

(c) The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article 9 to the admission of such Person as a Limited Partner of the Partnership.

9.4	Rights of Assignees of Partnership Units.

(a) Subject to the provisions of Sections 9.1 and 9.2 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Units until the Partnership has received notice thereof.

(b) Any Person who is the assignee of all or any portion of a Limited Partner’s Limited Partnership Units, but does not become a Substitute Limited Partner and desires to make a further assignment of such Limited Partnership Units shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Limited Partnership Units.

9.5	Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner.

The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of his estate or, if he dies, his executor, administrator or trustee, or, if he is finally adjudicated incompetent, his committee, guardian or conservator, shall have the rights of such Limited Partner for the purpose of settling or managing his estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of its Partnership Units and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.

9.6	Joint Ownership of Units.

A Partnership Unit may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same home as tenants in common. The written consent or vote of both owners of any such jointly held Partnership Unit shall be required to constitute the action of the owners of such Partnership Unit; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Unit held in a joint tenancy with a right of survivorship, the Partnership Unit shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Unit until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Unit to be divided into two equal Partnership Units, which shall thereafter be owned separately by each of the former owners.

ARTICLE 10

BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

10.1	Books and Records.

At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership and all Certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and amendments thereto and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.

10.2	Custody of Partnership Funds; Bank Accounts.

(a) All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.

(b) All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances and municipal notes and bonds. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 10.2(b).

10.3	Fiscal and Taxable Year.

The fiscal and taxable year of the Partnership shall be the calendar year.

10.4	Annual Tax Information and Report.

Within seventy-five (75) days after the end of each fiscal year of the Partnership, the General Partner shall furnish to each person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.

10.5	Tax Matters Partner; Tax Elections; Special Basis Adjustments.

(a) The General Partner shall be the Tax Matters Partner of the Partnership within the meaning of Section 6231(a)(7) of the Code. As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner’s reasons for determining not to file such a petition.

(b) All elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.

(c) In the event of a transfer of all or any part of the Partnership Units of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Partnership’s assets. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

(d) By executing this Agreement, each Partner authorizes and directs the Partnership to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Partnership transferred to a service provider by the Partnership on or after the effective date of such Revenue Procedure in connection with services provided to the Partnership. For purposes of making such Safe harbor election, the General Partner is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Partnership and, accordingly, execution of such Safe Harbor election by the General Partner constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice. The partnership and each Partner hereby agrees to comply with all requirements of the Safe Harbor described in the Notice, including the requirement that each Partner shall prepare and file all U.S. federal income tax returns reporting the income tax effects of each Safe Harbor Partnership Unit issued by the Partnership in a manner consistent with the requirements of the Notice. A Partner’s obligations to comply with the requirements of this Section 10.5(d) shall survive such Partner’s ceasing to be a Partner of the Partnership and/or the termination, dissolution, liquidation and winding up of the Partnership, and, for purposes of this Section 10.5(d), the Partnership shall be treated as continuing in existence. Each partner authorizes the General Partner to amend this Section 10.5(d) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Partnership transferred to a service provider by the Partnership in connection with services provided to the Partnership as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service guidance); provided that such amendment is not materially adverse to such Partner (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Partnership transferred to a service provider by the Partnership in connection with services provided to the Partnership). Each Limited Partner further agrees to execute any forms or documents reasonably necessary to effectuate any of the foregoing provisions of this Section 10.5(d).

10.6	Reports to Limited Partners.

(a) As soon as practicable after the close of each fiscal year, the General Partner shall cause to be mailed to each Limited Partner an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles. The annual financial statements shall be audited by accountants selected by the General Partner.

(b) Any Partner shall further have the right to a private audit of the books and records of the Partnership at the expense of such Partner, provided such audit is made for Partnership purposes and is made during normal business hours.

ARTICLE 11

AMENDMENT OF AGREEMENT

The General Partner’s consent shall be required for any amendment to this Agreement. The General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect; provided, however, that the following amendments shall require the consent of Limited Partners holding more than 50% of the Percentage Interests of the Limited Partners:

(a) any amendment that would adversely affect the rights of the Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.2 hereof;

(b) any amendment that would alter the Partnership’s allocations of Profit and Loss to the Limited Partners, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.2 hereof; or

(c) any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership.

ARTICLE 12

GENERAL PROVISIONS

12.1	Notices.

All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in Exhibit A attached hereto; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.

12.2	Survival of Rights.

Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.

12.3	Additional Documents.

Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents which may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement.

12.4	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

12.5	Entire Agreement.

This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

12.6	Pronouns and Plurals.

When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

12.7	Headings.

The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.

12.8	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

12.9	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that any cause of action for violation of federal or state securities laws shall not be governed by this Section 12.9.

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IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Agreement of Amended and Restated Limited Partnership Agreement, all as of the     day of             , 2014.

GENERAL PARTNER:

OPC Residential Properties Trust, Inc.

By:
Name:
Title:

SPECIAL LIMITED PARTNER

OPC REIT Management, LLC

By:
Name:
Title:

EXHIBIT A

CONTRIBUTIONS & INTERESTS

Partner	Address	Cash Contribution			Partnership Units		Special Partnership Units	Percentage Interest		Special Percentage Interest
GENERAL PARTNER:
OPC Residential Properties Trust, Inc.	10250 Constellation Boulevard, Suite 2770, Los Angeles, California 90067	$	[	]	[	]	—	[	]%	—
LIMITED PARTNERS:
OPC REIT Management, LLC (Special Limited Partner)	10250 Constellation Boulevard, Suite 2770, Los Angeles, California 90067		$1,000		—		100	—		100%

Totals		$	[	]	[	]	100	100%		100%

A-1